For Immediate Release

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: ir@china-acm.com
Web: http://www.china-acm.com

China Advanced Construction Materials Group Announces
$7.0 Million Private Placement to Accelerate Growth Strategy

Plans to Build Two New Plants to Support Increased
Demand for Advanced Ready-Mix Concrete

New York and Beijing -June __, 2008 - China Advanced Construction Materials Group, Inc. (“China ACM”) (OTC BB: CADC) today announced that it has completed a $7.0 million private placement led by Professional Traders Management, LLC (PTM) and other accredited investors. China ACM issued approximately 875,000 Units, each consisting of one share of Series A Convertible Preferred Stock (the “Preferred Stock”), which is convertible into four shares of the Company’s common stock based on a fixed conversion price of $2.00 per share, and one warrant to purchase two shares of common stock at an exercise price equal to $2.40 per share (the “Warrants”). Proceeds of the private placement will be used to increase capacity through the building of a portable plant and for general working capital. Any remaining proceeds will be used to begin construction of a fixed plant for the Tianjin and Bohai Bay area.

Mr. Xianfu Han, Chairman and Chief Executive Officer, stated, “China ACM is increasingly called upon for major projects such as inter-city railways, transit stations, bridges, and skyscrapers due to our proven track record and strong relationships with China’s top construction companies, general contractors, architects, and engineering firms. This funding will enable us to build a portable plant to support our involvement in the Beijing to Shanghai High Speed Railway, as well as the start-up funds for a fixed plant to cover the Tianjin and Bohai Bay area. We are extremely encouraged by the outlook for the business given the increasing demand for ready-mix concrete throughout China and our strong pipeline of new contracts. In addition to expanding our geographic presence, our plan is to vertically integrate our operations across the supply chain, which will further lower our costs and provide even greater efficiency.”

As part of the transaction, China ACM entered into a Make Good Escrow Agreement whereby the company must achieve certain milestones, including net income of $5.2 million and $9.0 million for the fiscal years ended June 30, 2008 and June 30, 2009, respectively, adjusted for certain transaction related charges.

The Preferred Stock, Warrants and the common stock underlying the Preferred Stock and Warrants issued in the private placement have not been registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration or pursuant to an exemption from registration. China ACM has agreed to register the Warrants and the shares of common stock underlying the Preferred Stock and Warrants under the Act covering the resale of these shares.

Maxim Group LLC served as placement agent in connection with the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

China ACM has filed a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the private placement.

About China ACM

China ACM, founded in 2002 and based in Beijing, China, is a leading producer of advanced construction materials for large scale commercial, residential, and infrastructure developments. The company is primarily focused on producing and supplying a wide range of advanced ready-mix concrete materials for highly technical, large scale, and environmental construction projects. The company also aims to develop and produce new and innovative environmentally conscious construction materials.

China ACM provides materials and services through its seven ready-mix concrete plant network covering Beijing metropolitan area. China ACM owns one plant, leases two plants and has technical services and preferred procurement agreements with four other independently-owned plants. China ACM is ISO 9001 (product quality), ISO 14001 (environmental safety), and ISO 18001 (employment environment safety) certified. Additional information about the company is available at www.china-acm.com.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company’s Annual Report on Form 10K and in the Company’s recent report on Form 8K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

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